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                                                                EXHIBIT 10.5(b)



                                AMENDMENT 2003-1

                        TOYOTA MOTOR SALES, U.S.A., INC.

                           401(K) EXCESS BENEFIT PLAN



         The Toyota Motor Sales, U.S.A., Inc. 401(k) Excess Benefit Plan is hereby amended by this Amendment 2003-1, effective January 1, 2003 as follows:

         1. Section 1.1 "Purpose" is hereby amended in its entirety to read as follows:

         "1.1 Purpose. The purpose of the Toyota Motor Sales, U.S.A., Inc. Deferred Compensation Plan (the "Plan") is to attract and retain valuable executive employees by making available certain benefits that otherwise would be unavailable under the Company's Qualified 401(k) Plan because of limitations imposed under the Internal Revenue Code. Prior to its restatement in 2003, the Plan was known as the Toyota Motor Sales, U.S.A., Inc. 401(k) Excess Plan.

         This Plan is designed to qualify as an unfunded plan of deferred compensation for a select group of management or highly compensated employees described in 29 CFR section 2520.104-23 and Sections 201(a), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")."

         2. Section 2.3 "Company" is hereby amended in its entirety to read as follows:

         "2.3 Company means Toyota Motor Sales, U.S.A., Inc., and shall include any corporation that is affiliated with Toyota Motor Sales, U.S.A., Inc., within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code and which Toyota Motor Sales, U.S.A., Inc. designates as a "Company" hereunder. "Company" currently includes Toyota Motor Credit Corporation and Toyota Motor Insurance Services, Inc."

         3. Section 2.7 "Eligible Employee" is hereby amended in its entirety to read as follows:

         "2.7 Eligible Employee means, for any Plan Year, any employee of the Company who in the sole discretion of the Committee, is determined to be eligible for the SERP."

         4. Section 2.12 "Plan" is hereby amended in its entirety to read as follows:

         "2.12 Plan means the Toyota Motor Sales, U.S.A., Inc. Deferred Compensation Plan, as set forth herein."

         5. Section 2.14 "Plan Year" is hereby amended in its entirety to read as follows:


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         "2.14 Plan Year means the fiscal period commencing each October 1 and ending the following September 30. There was a short plan year commencing October 1, 1997 and ending December 31, 1997, and thereafter Plan Year shall mean the calendar year."

         6. Section 2.16 "Separation from Service" is hereby amended by adding the following sentence to the end of the paragraph:

         "In the case of a Participant whose employment transfers to another company which is affiliated with Toyota (as determined by the Committee in its sole discretion) a Separation from Service shall not occur until such individual ceases to be an employee of any such affiliated company."

         7. Section 3.1(a) "Eligibility to Participate" is hereby amended to read as follows:

         "(a) Each Eligible Employee shall become a Participant hereunder upon delivery to the Committee, such properly completed enrollment forms and agreements as the Committee may require, including, but not limited to, a beneficiary designation form and a form electing the manner in which distributions will be payable with respect to such Participant's Account hereunder.

                  (i) Any election of payment method shall be applicable only to the extent provided in Section 7.2, and shall be irrevocable, unless the Committee, in its sole discretion, permits an Eligible Employee to change his or her election of payment method to a method providing payments over a longer period of time than originally elected by the Eligible Employee and which will not reasonably result in any increase in the amount otherwise payable in any taxable year of the Participant during which payment would have been made under the method of payment previously elected. The Committee shall not, however, permit any such change in a payment method election except prior to the first day of the calendar year in which the Participant will have both attained age fifty-five (55) and completed at least five (5) Years of Vesting Service (determined as provided in the Toyota Pension Plan). No payment option shall be selected by a Participant which is not among a list of payment options generally made available to all Participants by the Committee at the time of such selection. No assurance regarding the tax effects of making such change is provided to a participant who elects to change a form of payment.

                  (ii) Notwithstanding subsection (i) above, effective January 1, 2003, to the extent an election of payment method is applicable as provided in Section 7.2, a Participant shall be allowed to elect among a lump sum distribution, or substantially equal quarterly installments over five (5), ten (10) or fifteen (15) years. A Participant may change such election as long as the change in election is made at least twelve months plus one day before the Participant's Separation from Service. Furthermore, any such change in election must extend, rather than accelerate, the payout period. Any attempt to change an election which would either accelerate the payout period or which is made after the date which is twelve months and one day before the Separation from Service shall be void. To the extent a Participant's Separation from Service occurs for any reason before the Participant's attainment of age fifty-five (55) and completion of at least five


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         (5) Years of Vesting Service (determined as provided in the Toyota
         Pension Plan), any election by the Participant shall not be valid, and payouts shall instead be made in accordance with Section 7.2(b). For purposes of determining a Participant's age under this Section 3.1, in the case of a Participant who is eligible for the Supplemental Executive Retirement Plan, "age" shall mean "SERP Age" as defined therein."

         8. Section 4.1 "Participant Compensation Deferrals" is hereby amended by adding the following to the end of the paragraph:

         "An individual who is designated by the Committee as an Eligible Employee during the individual's first year of employment with the Company shall be eligible to participate in this plan upon being designated an Eligible Employee. The Compensation Deferral Agreement of such an individual must be filed within thirty days of the date the individual is designated as an Eligible Employee, and shall become effective for compensation payable as soon as administratively feasible after the Compensation Deferral Agreement is filed."

         9. Section 4.2 "Amounts of Participant Compensation Deferrals" is hereby amended in its entirety to read as follows:

         "Participant Compensation Deferrals may be made by Participants as follows:

                  (a) With respect to deferral of Bonus Compensation a Participant may elect to defer, in increments of ten (10) percentage points, an amount of such Participant's Bonus Compensation not in excess of fifty percent (50%) of such Participant's Bonus Compensation. Effective January 1, 2000, the limit on the percentage of Bonus Compensation that may be deferred is increased to one hundred percent (100%); provided, however, that any applicable withholding (such as the employee portion of FICA) may not be deferred. If a Participant's Bonus Compensation for a Plan Year is paid in more than one installment, a deferral election with respect to Bonus Compensation for a Plan Year shall be applied to all such installments, whether or not such installments are equal in amount and whether or not such installments are paid in the same Plan Year or calendar year. Thus, a Participant's election to defer 40% of such Participant's bonus that is paid in two installments will result in a deferral of 40% of each installment.

                  (b) In the case of a Participant whose rate of compensation will result in such Participant having Excess Base Pay Compensation, such Participant may elect to defer, in increments of whole percentage points, a portion of such Participant's Excess Base Pay Compensation. The maximum of such excess compensation permitted to be deferred shall be ten percent (10%) of such Excess Base Pay Compensation. Effective January 1, 2000, the limitation on the deferral of Excess Base Pay Compensation is increased to fifteen percent (15%). No such election to defer a portion of such Excess Base Pay Compensation shall provide for a deferral of less than six percent (6%) of such Excess Base Pay Compensation.

                  (c) Effective January 1, 2000, if a Participant's "Flex Perk" account maintained by the Company is at the maximum limitation on such accounts as permitted


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         under the Flex Perk program at the time balances under the Flex Perk program are increased to reflect the Company's annual contribution to such program, the amount that would have been added to the Participant's Flex Perk account but for such limitation shall be credited to such Participant's Account hereunder."

         10. Section 4.3 "Provisions of Compensation Deferral Agreement" is amended by restating sub-paragraphs (b) and (d) thereof in their entirety as follows:

                  "(b) A Participant Compensation Deferral Agreement for a Plan Year shall remain in effect throughout the Plan Year, shall not be subject to change by the Participant during such year, and automatically shall continue for subsequent Plan years unless changed by the Participant prior to the commencement of any Plan Year. Unless otherwise specified in an election described in the next following sentence, the election made by a Participant for a Plan Year shall also apply to the Participant's Bonus Compensation with respect to the Company's fiscal year that starts within the Plan Year. Notwithstanding the general requirement that the Compensation Deferral Agreement be made prior to the commencement of the Plan Year, a Participant may provide a new or revised election with respect to Bonus Compensation at any time prior to the commencement of the Company's fiscal year for which the bonus relates.

                  (d) To the extent that the value of a Participant's Account is permitted, at the discretion of the Committee, to be determined by reference to one or more indices designated by the Participant from time to time, neither the Company, the Committee nor any person other than such Participant shall have responsibility or liability for any adverse economic consequences or loss resulting from the Participant's designation."

         11. Section 7.2 "Form and Date of Payment" is hereby amended by adding the following sentence immediately after the first sentence of the first paragraph, and by deleting the last sentence in the last paragraph:

         "For purposes of determining a Participant's age under this Section 7.2, in the case of a Participant who is eligible for the Supplemental Executive Retirement Plan, `age' shall mean `SERP Age' as defined therein."



         IN WITNESS WHEREOF, Toyota Motor Sales, U.S.A., Inc. has caused this instrument to be executed by its duly authorized officer this 1st day of January 2003.



                                               TOYOTA MOTOR SALES, U.S.A., INC.



         DATE: January 1, 2003                  By:   /s/ Dian Ogilvie
              ----------------------               -----------------------------



                                               Its:   Group Vice President
                                                   -----------------------------





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